UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 24, 2012
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RICEBRAN TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)
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California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Contribution and Subscription Agreement

On December 24, 2012, RiceBran Technologies (the “Company”), AF Bran Holdings-NL LLC and AF Bran Holdings LLC (collectively “AF”), and Nutra SA, LLC (“Nutra SA”) entered into a Contribution and Subscription Agreement (the “Contribution Agreement”) pursuant to which the Company and AF made capital contributions to Nutra SA, the 100% owner of Industria Riograndens De Oleos Vegetais Ltda. ("Irgovel"), in the aggregate of $3,000,000.

Pursuant to the Contribution Agreement, the Company contributed to Nutra SA on December 24, 2012 five (5) proprietary extruders (“Extruders”) having an aggregate value of $1,250,000 in exchange for the issuance of 625,000 membership units in Nutra SA at a price of $2.00 per unit. The Company must deliver and install the Extruders to Nutra SA, at the Company’s expense, within 90 days after they are requested by either AF or Irgovel provided that such request may not be made before March 1, 2013. In addition, on December 24, 2012, the Company purchased 125,000 units of Nutra SA for a purchase price of $2.00 per unit, which purchase price was paid by cancelling $250,000 owed by Nutra SA to the Company (the “Fee Amount”).

The Company also agreed to use its commercially reasonable efforts to make a $1,500,000 cash capital contribution to Nutra SA in exchange for 750,000 units in Nutra SA on or before January 31, 2013. If the Company makes this capital contribution, Nutra SA will (i) transfer the Extruders back to the Company, and (ii) reinstate Nutra SA’s obligation to pay the Company the Fee Amount, in exchange for the redemption and cancellation of the 750,000 units issued to the Company on December 24, 2012. If the Extruders are transferred back to the Company, during the two year period beginning on July 1, 2013, AF may require the Company to sell up to five (5) extruders back to Nutra SA for a purchase price of $250,000 per extruder in cash or in units at $2.00 per unit.

Pursuant to the Contribution Agreement, AF purchased from Nutra SA on December 24, 2012 750,000 units in Nutra SA at a cash purchase price of $1,500,000. Concurrently with AF’s purchase of these units, Nutra SA agreed to pay AF an amount equal to $289,715 for payments owed to AF under Nutra SA’s Limited Liability Company Agreement (the “LLC Agreement”). In addition, AF has the right to purchase from Nutra SA up to an additional 750,000 units at a cash purchase price of $2.00 per unit. If immediately prior to such purchase Nutra SA and Irgovel have sufficient cash to complete certain projects, then such units shall have no voting rights.

After giving effect to the above transactions, the Company and AF will have made capital contributions to Nutra SA in the aggregate amounts of $13,600,000 and $13,125,000, respectively.

The foregoing description of the Contribution Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 attached hereto.

Amendment and Restatement of LLC Agreement for Nutra SA

On December 24, 2012, the Company and AF amended the LLC Agreement by entering into a Second Amended and Restated Limited Liability Company Agreement. Pursuant to this amendment, among other things, any units held by AF after January 1, 2014 shall accrue a yield at 4% if certain milestone conditions (as described in the LLC Agreement) are satisfied, and at 8% if any Milestone Condition is not satisfied (the “AF Yield”). Commencing with the first quarter of 2014, Nutra SA shall make distributions to AF on the last day of each quarter in the amount equal to the previously accrued and unpaid yield plus any additional distributions owed to AF. Until March 31, 2014 or if at any time Nutra SA is past due on its obligations to pay AF the AF Yield, all amounts due to the Company for management fees or for shared employees as provided under the LLC Agreement shall be tolled until March 31, 2014 and once all past due amounts owed to AF have been paid in full.

Following the payment of the AF Yield, Nutra SA shall distribute all Distributable Cash (as defined in the LLC Agreement) to the members on March 31 of each year as follows: (1) first, to AF in an amount equal to (i) two times (or 2.3 times if the Company fails to make the cash capital contribution described above by January 31, 2013) AF’s capital contribution (ii) less the aggregate amount of distributions paid to AF, (2) second, to the Company in an amount equal to (i) two times the capital contributions made by the Company (ii) less the aggregate amount of distributions paid to the Company; and (3) third, to the Company and AF in proportion to their respective membership interests.

The foregoing description of the LLC Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.2 attached hereto.

Item 9.01	Financial Statements and Exhibits

Exhibit
No.	Description
10.1	Contribution and Subscription Agreement dated December 24, 2012

10.2	Second Amended and Restated Limited Liability Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: December 31, 2012	By:	/s/ J. Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)